EXHIBIT 23.1         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of February 23, 2008, on the audited financial statements of China Quest Acquisition Corp. as of February 15, 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
---------------------------------
Stan J.H. Lee, CPA
Chula Vista, CA 91910
February 23, 2008



         Registered with the Public Company Accounting Oversight Board